UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  June 4, 2012

The Bon-Ton Stores, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	0-19517 (Commission File No.)	23-2835229 (IRS Employer Identification No.)

2801 E. Market Street, York, Pennsylvania 17402

(Address of principal executive offices)

(717) 757-7660

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01               Other Events

Exchange Offer and Consent Solicitation

On June 4, 2012, The Bon-Ton Stores, Inc. (“Bon-Ton”) announced that its subsidiary, The Bon-Ton Department Stores, Inc. (the “Issuer”) (1) launched an offer (the “Exchange Offer”) to issue new 10 5/8% second lien senior secured notes due 2017 (the “New Notes”) in exchange for any and all of the Issuer’s outstanding 10 1/4% senior notes due 2014 (the “Old Notes”) and (2) in conjunction with the Exchange Offer and on the terms and subject to the conditions set forth in the Issuer’s Confidential Offering Memorandum and Consent Solicitation statement, dated June 4, 2012, commenced a simultaneous solicitation (the “Consent Solicitation”) of the consents from the holders of the Old Notes to certain proposed amendments (the “Proposed Amendments”) to covenants in the Indenture, dated as of March 6, 2006, by and among the Issuer, the guarantors named therein, and The Bank of New York, as trustee, pursuant to which the Old Notes were issued (the “Old Notes Indenture”). A copy of the news release related to the Exchange Offer and Consent Solicitation is attached as Exhibit 99.1.

Holders of Old Notes who tender (and do not withdraw) their Old Notes and give their consents prior to 5:00 p.m., New York City Time, on June 15, 2012 (as may be extended, the “Early Deadline”) will be entitled to receive total consideration of $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes. Such total consideration includes $30 principal amount of New Notes per $1,000 principal amount of Old Notes as an early tender payment (the “Consent and Early Tender Payment”). Holders of Old Notes who do not tender their Old Notes prior to the Early Deadline will not be entitled to receive the Consent and Early Tender Payment and will only receive $970 principal amount of New Notes as exchange consideration.

There is no minimum amount of Old Notes that must be tendered in the Exchange Offer, and the Exchange Offer is not conditioned upon the completion of the Consent Solicitation.  However, if the Requisite Consents are not received, interests in new second lien secured loans (the “New Loans”), and not New Notes, will be delivered in exchange for the Old Notes tendered in the Exchange Offer. The New Loans will contain substantially the same covenants as are contained in the Old Notes Indenture, except that the covenants in the New Loans credit agreement will permit the liens securing the New Loans and will restrict Bon-Ton’s ability to issue debt securities in priority to the New Loans. The Issuer may terminate or withdraw the Exchange Offer and Consent Solicitation at any time and for any reason, including if certain other customary conditions are not satisfied, subject to applicable law.

The purpose of the Proposed Amendments is to amend the Old Notes Indenture to permit the liens that will secure the New Notes in the Exchange Offer. In order to be adopted, the Proposed Amendments must be consented to by the holders of a majority of the aggregate principal amount of Old Notes then outstanding (the “Requisite Consents”). Holders who tender (and do not withdraw prior to the Early Deadline) their Old Notes in the Exchange Offer will be deemed to have given their consents to the Proposed Amendments with respect to those tendered Old Notes.

The Issuers intend to enter into a supplemental indenture to effectuate the Proposed Amendments promptly after the receipt of the Requisite Consents for the Proposed Amendments. The supplemental indenture will be effective immediately upon execution thereof, but the provisions thereof will not be operative until all of the Old Notes that have been tendered prior to the date of such supplemental indenture have been accepted for payment and paid for in accordance with the terms of the Exchange Offer and Consent Solicitation.

The Exchange Offer and Consent Solicitation will expire at 12:00 midnight, New York City time, on July 3, 2012, unless extended or earlier terminated. Tendered Old Notes may be validly withdrawn prior to 5:00 p.m., New York City time, on June 15, 2012 unless extended (such time and date, the “Withdrawal Deadline”). Prior to the Withdrawal Deadline, if a holder withdraws its tendered Old Notes, such holder will be deemed to have revoked its consent to the Proposed Amendments and may not deliver a consent without re-tendering its Old Notes.

The information in this Report, including the exhibit attached hereto, is furnished solely pursuant to Item 7.01 of this Form 8-K. Consequently, it is not deemed filed for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or Securities Act of 1933 if such subsequent filing specifically references this Form 8-K.

Item 9.01       Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are included with this report and are being furnished solely for purposes of Item 9.01 of this Form 8-K:

Exhibit Number	Description of Exhibit

99.1	News release issued by The Bon-Ton Stores, Inc. on June 4, 2012, announcing the Exchange Offer and Consent Solicitation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, each of the Registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2012

THE BON-TON STORES, INC.

By:	/S/ KEITH E. PLOWMAN
Keith E. Plowman
Executive Vice President and Chief Financial Officer

THE BON-TON DEPARTMENT STORES, INC.

By:	/S/ KEITH E. PLOWMAN
Keith E. Plowman
Executive Vice President and Chief Financial Officer